     As filed with the Securities and Exchange Commission on April 23, 1997
                                                Registration No. ___-______
===========================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                      ______________________________

                                 FORM S-3
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933
                       _____________________________

                             PG&E CORPORATION
          (Exact name of registrant as specified in its charter)

             California                            94-3234914
(State or other jurisdiction          (I.R.S. Employer Identification No.)
of incorporation or organization)

                              77 Beale Street
                              P.O. Box 770000
                      San Francisco, California 94177
                              (415) 973-7000

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                       _____________________________

                              Gary P. Encinas
                           77 Beale Street, B30A
                              P.O. Box 770000
                      San Francisco, California 94177
                              (415) 973-2784

         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)
                       _____________________________

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective, as determined by the Selling Shareholders.
     If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. /xx/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

                      CALCULATION OF REGISTRATION FEE

===========================================================================

                                    Proposed   Proposed
Title of                            maximum    maximum        Amount
each class                          offering   aggregate      of
of securities     Amount to         price per  offering       registration
to be registered  be registered     share*     price*         fee
---------------------------------------------------------------------------

Common stock,
no par value
 ...               14,607,143 shs.   $23.75     $346,919,646   $105,127

===========================================================================

* Estimated solely for the purpose of computing the registration fee. This amount was calculated on the basis of $23.75 per share, which was the average of the high and low of the registrant's common stock on April 18, 1997 as reported in New York Stock Exchange pursuant to Rule 457(c) of the Securities Act of 1933.
                       _____________________________

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        14,607,143 Shares

                        PG&E CORPORATION

                          COMMON STOCK

                         (No Par Value)

                  _____________________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                  _____________________________

     All the shares of common stock being offered hereby (the "Stock") are being disposed of for the account of certain shareholders and/or by their respective donees, pledgees, transferees or successors in interest (the "Selling Shareholders") of PG&E Corporation ("PG&E Corp." or the "Company"). PG&E Corp. will not receive any of the proceeds from the sale of the Stock. The last sale price of the common stock of PG&E Corp. on April 18, 1997 as reported in the New York Stock Exchange composite quotations was $23.75 per share.

     The Stock covered by this Prospectus may be offered for sale from time to time by the Selling Shareholders to or through underwriters or directly to other purchasers or through agents in one or more transactions on any exchange on which the Stock is traded, in the over-the-counter market, in one or more private transactions or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices or at negotiated prices. The Selling Shareholders and any brokers and dealers who participate in a sale of the Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and the commissions paid to any such brokers and dealers may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution."

     The Company will pay all expenses incident to the offer and sale of the Stock, other than selling commissions, stock transfer taxes, fees and expenses of counsel to the Selling Shareholders. Expenses to be paid by the Company are estimated at $165,872.

     The date of this Prospectus is April __, 1997

                          TABLE OF CONTENTS


                                                        Page

THE COMPANY----------------------------------------------------3

AVAILABLE INFORMATION------------------------------------------3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE----------------4

USE OF PROCEEDS------------------------------------------------5

SELLING SHAREHOLDERS-------------------------------------------5

PLAN OF DISTRIBUTION-------------------------------------------7

EXPERTS--------------------------------------------------------8

LEGAL OPINION--------------------------------------------------8

                              THE COMPANY

     PG&E Corporation, a California corporation incorporated in 1995, is the holding company of Pacific Gas and Electric Company and certain other companies engaged principally in energy related businesses. Pacific Gas and Electric Company is an operating public utility engaged principally in the business of supplying electric and natural gas service throughout most of northern and central California. Pacific Gas and Electric Company was incorporated in California in 1905. PG&E Corporation's principal executive office is located at 77 Beale Street, San Francisco, California, 94177, and its telephone number is (415) 973-7000.

                          AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and the public reference facilities in the New York Regional Office, 7 World Trade Center, New York, New York, and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's Web site on the Internet at http://www.sec.gov. In addition, such material can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

     The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act with respect to the Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Stock, reference is made to such Registration Statement and to the exhibits and schedules thereto. A copy of the Registration Statement may be obtained at the public reference facilities maintained by the Commission as provided in the preceding paragraph.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

     1. The Company's annual report on Form 10-K for the year ended December 31, 1996.

     2.   The Company's current reports on Form 8-K dated January
2, 1997, January 7, 1997, January 16, 1997, January 31, 1997,
February 19, 1997, March 3, 1997 and April 18, 1997.

     3. A description of the Company's common stock contained in the Company's registration statement on Form 8-B dated
December 20, 1996.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares to which this Prospectus relates shall be deemed incorporated by reference and in this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference in the information that this Prospectus incorporates. Requests should be directed to David M. Kelly, Transfer Agent, Pacific Gas and Electric Company, Shareholder Services, Mail Code B26B, P.O. Box 770000, San Francisco, California 94177-0001 (Telephone: 1-800-367-7731).

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer of solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.
                  _____________________________

                          USE OF PROCEEDS

     The Stock which is the subject of this Prospectus may be offered and sold from time to time by the Selling Shareholders, and the Company will not receive any of the proceeds of such sales.

                         SELLING SHAREHOLDERS

     The Stock being offered by the Selling Shareholders was acquired in connection with the merger, effective January 27, 1997, of PG&E Merger Corp., a Delaware corporation and a wholly-owned subsidiary of PG&E Corp., with and into Teco Pipeline Company ("Teco"), a Delaware corporation. Each of the Selling Shareholders was a shareholder of Teco prior to such merger. Under the Agreement and Plan of Merger and the Registration Rights Agreement relating thereto the Selling Shareholders were granted certain registration rights under the Securities Act with respect to the shares of PG&E Corp. common stock received in the merger.

     The following table sets forth, for each Selling Shareholder, the amount of PG&E Corp. common stock owned, the number of shares of Stock offered hereby and the number of shares of common stock of the Company to be held after completion of the offering hereby. Except as set forth below, no Selling Shareholder has held any position, office or other material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                                     Number of
                                                     Shares to be
                                          Number of  Held After
                                          Shares     Completion
                          Number of       Offered    of This
Name and Position         Shares Owned    Hereby     Offering

Steve R. Cruse
Treasurer and Chief
Financial Officer of
Teco and officer and/or
director of certain
Teco subsidiaries                 73,036      73,036        0

John T. Davis
Vice-President of Teco and
certain Teco subsidiaries        131,465     131,465        0

John A. Kaler, II
Vice-President of Teco and
certain Teco subsidiaries         73,036      73,036        0

J. Craig New
President, Chief Executive
Officer and director of
Teco and officer and
director of certain Teco
subsidiaries                     160,679     160,679        0

W. Glenn Reyes
Officer of certain Teco
subsidiaries                      73,036      73,036        0

Reese M. Rowling Grantor
Retained Annuity Trust 199B      482,036     482,036        0

Robert B. Rowling                 14,608      14,608        0

Rowling Family Properties,
Ltd.                           1,913,536   1,193,536        0

TRT Holdings, Inc.            11,685,711  11,685,711        0

                         PLAN OF DISTRIBUTION

     The Stock covered by this Prospectus may be offered for sale from time to time by the Selling Shareholders to or through underwriters or directly to other purchasers or through agents in one or more transactions on any exchange on which the Stock is traded, in the over-the-counter market, in one or more private transactions or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices or at negotiated prices. Such methods of distribution may include, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Stock as agent but may position and resell a portion of the block as a principal to facilitate the transaction; (b) purchases by a broker-dealer as a principal and resale by such broker-dealer for its own account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. This Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

     In connection with distributions of the Stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions with respect to the common stock of PG&E Corp. In connection with such transactions, such broker-dealers or other financial institutions may engage in short sales of common stock of PG&E Corp. in the course of hedging the positions they assume with Selling Shareholders. Such hedging transactions may require or permit the Selling Shareholders to deliver Stock to such broker-dealers or other financial institutions to settle such hedging transactions. The Selling Shareholders may also sell common stock of PG&E Corp. short and deliver shares of Stock to close out such short positions. If so required by applicable law, this Prospectus, as amended or supplemented, may be used to effect (i) the short sales of common stock of PG&E Corp. referred to above,
(ii) the sale or other disposition by the broker-dealers or other financial institutions of any Stock they receive pursuant to the hedging transactions referred to above or (iii) the delivery by the Selling Shareholders of Stock to close out short positions. The Selling Shareholders may also pledge the Stock registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Stock pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also donate the Stock registered hereunder to a third party and such donee may effect sales of the Stock pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Stock covered by this Prospectus that qualifies for sale pursuant to Rule 144 may be sold under Rule 144 under the Securities Act rather than pursuant to this Prospectus.

     Underwriters, brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders in amounts to be negotiated in connection with sales pursuant hereto. Such underwriters, brokers, dealers or agents and any other participating underwriters, brokers, dealers or agents may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sale and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. Any such underwriters, brokers, dealers or agents may also engage in transactions with, and perform services for, the Company.

                              EXPERTS

     The financial statements included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference in this Prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                         LEGAL OPINION

     The validity of the Stock has been passed upon by Bruce R. Worthington, Esq., General Counsel for the Company. Mr. Worthington and his associates in the Pacific Gas and Electric Company's Law Department who will participate in consideration of legal matters relating to the Stock, together with members of their respective families, own in the aggregate approximately 109,000 shares of the Company's common stock and have received options to purchase approximately 2,170 shares of common stock.

                         PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following is an itemized statement of expenses (all but the first item of which are estimates) of the Company and the Selling Shareholders in connection with the distribution of the Stock.

SEC registration fee .......................$105,127

Listing on stock exchanges .................  39,800

Public Accountants' fee ....................  15,000

Legal fees and expenses of counsel to
the Company (including Blue Sky fees
and expenses)...............................   5,000

Legal fees and expenses of counsel
to the Selling Shareholder..................   3,000

Miscellaneous ...................................945

Total .......................................$168,872


Selling commissions, underwriting discounts or similar charges attributable to the sale of Stock, fees and expenses of counsel to the Selling Shareholders and other expenses of the Selling
Shareholders shall be borne by the Selling Shareholders.

Item 15.  Indemnification of Directors and Officers.

     Section 317 of the California Corporations Code provides for indemnification of a corporation's directors and officers under certain circumstances. The Company's Board of Directors has adopted a resolution regarding the Company's policy of indemnification and the Company maintains insurance which insures directors and officers of the Company against certain liabilities. Any agreement relating to the issuance and sale of the Stock may provide for indemnification of the directors and officers of the Company by the underwriters, dealers or agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

Item 16.  Exhibits.

          4.1 Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to PG&E Corporation's
          Annual Report on Form 10-K for the year ended December
          31, 1996, File No. 1-12609).

          5.1 Opinion of Bruce R. Worthington as to the legality of the common stock being registered.

          23.1 Consent of Arthur Andersen LLP.

          23.2 Consent of Bruce R. Worthington (included in
          Exhibit 5.1 hereto).

          24.1 Powers of Attorney.

          24.2 Resolution of the Board of Directors authorizing the execution of the Registration Statement.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities offered hereby, a post-effective amendment to this registration statement:

          (i)       To include any prospectus required by Section
          10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of the registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on the 21st day of April, 1997.

                                   PG&E CORPORATION
                                     (Registrant)


                                         GARY P. ENCINAS
                                   By ---------------------------
                                        GARY P. ENCINAS
                                        Attorney-in-Fact


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

          Signatures               Title             Date
A.   Principal Executive
     Officer
     *STANLEY T. SKINNER      Chairman of the     April 21, 1997
                              Board, Chief
                              Executive Officer
                              and Director

B.   Principal Financial
     Officer
     *GORDON R. SMITH         Chief Financial     April 21, 1997
                              Officer

C.   Controller or
     Principal Accounting
     Officer
     *CHRISTOPHER P. JOHNS    Controller          April 21, 1997

D.        Directors

          *ROBERT D. GLYNN, JR. )
          *RICHARD A. CLARKE    )
          *H. M. CONGER         )
          *MARY S. METZ         )
          *JOHN C. SAWHILL      )
          *WILLIAM S. DAVILA    )
          *REBECCA Q. MORGAN    )
          *DAVID A. COULTER     )Directors
          *C. LEE COX           )
          *SAMUEL T. REEVES     )
          *RICHARD B. MADDEN    )
          *BARRY LAWSON WILLIAMS)




          GARY P. ENCINAS
* By ------------------------------
          (Gary P. Encinas,
          Attorney-in-Fact)

                         EXHIBIT INDEX

          4.1 Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to PG&E Corporation's Annual Report on Form 10-K for the year ended December 31, 1996, File No.
     1-12609).

          5.1 Opinion of Bruce R. Worthington as to the legality of the common stock being registered.

          23.1 Consent of Arthur Andersen LLP.

          23.2 Consent of Bruce R. Worthington (included in Exhibit
     5.1  hereto).

          24.1 Powers of Attorney.

     24.2 Resolution of the Board of Directors authorizing the execution of the Registration Statement.